Filed Pursuant to Rule 424(b)(2)

Registration No. 333-215597

Pricing Supplement dated March 31, 2017 to the

Prospectus dated February 1, 2017

Prospectus Supplement dated February 13, 2017 and Product Prospectus Supplement (Equity Linked Index Notes, Series A) dated March 2, 2017

The Bank of Nova Scotia

$5,377,000

Market Linked Securities – Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside, Principal at Risk Securities, Series A

Linked to the Russell 2000® Index

Due April 5, 2021

The Market Linked Securities – Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside, Principal at Risk Securities, Series A, Linked to the Russell 2000® Index Due April 5, 2021 (the “Securities”) offered hereunder are unsecured obligations of The Bank of Nova Scotia (the “Bank”) and are subject to investment risks including possible loss of the Principal Amount invested due to the negative performance of the Reference Asset and the credit risk of The Bank of Nova Scotia. As used in this pricing supplement, the “Bank,” “we,” “us” or “our” refers to The Bank of Nova Scotia.

The Securities will not be listed on any U.S. securities exchange or automated quotation system.

The Securities will not bear interest.  The amount that you will be paid on your Securities at maturity will be based on the performance of the Russell 2000® Index (which we refer to as the Reference Asset or Index) as measured from the Pricing Date to and including the Calculation Day. If the Percentage Change (defined below) of the Reference Asset is negative and is below -15.00% (the Ending Level is less than the Starting Level by more than 15.00%), you will lose a portion of your investment in the Securities and may lose up to 85.00% of your investment depending on the performance of the Reference Asset.  Additionally, the amount you may receive for each $1,000 Principal Amount of your Securities at maturity is subject to a Capped Value of $1,360.00 per $1,000 Principal Amount of your Securities.  In addition, any payment on your Securities is subject to the creditworthiness of The Bank of Nova Scotia.

To determine your payment at maturity, we will first calculate the percentage increase or decrease in the Ending Level (determined on the Calculation Day, subject to adjustment) from the Starting Level (which is the closing level of the Reference Asset on the Pricing Date), which we refer to as the Percentage Change. The Percentage Change may reflect a positive return (based on any increase in the level of the Reference Asset over the life of the Securities) or a negative return (based on any decrease in the level of the Reference Asset over the life of the Securities).  At maturity, for each $1,000 Principal Amount of your Securities:

•                   if the Ending Level is greater than the Starting Level (the Percentage Change is positive), you will receive an amount in cash equal to the sum of (i) $1,000 plus (ii) the product of $1,000 times the Percentage Change, times the Participation Rate of 130.00%, subject to the Capped Value;

•                   if the Ending Level is less than or equal to the Starting Level but not by more than 15.00% (the Percentage Change is zero or negative but not below -15.00%), you will receive an amount in cash equal to $1,000; or

•                   if the Ending Level is less than the Starting Level by more than 15.00% (the Percentage Change is negative and below -15.00%), you will receive less than $1,000 and have a 1-to-1 downside exposure to the portion of such decrease in the Reference Asset that exceeds 15.00%.  In this case, you will receive an amount in cash equal to the sum of: (1) $1,000 plus (2) the product of (i) $1,000 times (ii) the sum of the Percentage Change plus 15.00%.

Following the determination of the Starting Level, the amount you will be paid on your Securities at maturity will not be affected by the closing level of the Reference Asset on any day other than the Calculation Day. You could lose up to 85.00% of your investment in the Securities. A percentage decrease of more than 15.00% between the Starting Level and the Ending Level will reduce the payment you will receive at maturity below the Principal Amount of your Securities. Further, the Capped Value that you could receive at maturity with respect to each $1,000 Principal Amount of your Securities (the minimum denomination) is limited to $1,360.00 per $1,000 Principal Amount of your Securities. In addition, the Securities will not bear interest, and no other payments on your Securities will be made prior to maturity.

The difference between the estimated value of your Securities and the Original Offering Price reflects costs that the Bank expects to incur and profits that the Bank expects to realize in connection with hedging activities related to the Securities. These costs and profits will likely reduce the secondary market price, if any, at which the Underwriters are willing to purchase the Securities.  The Underwriters may, but are not obligated to, purchase any Securities.  As a result, you may experience an immediate and substantial decline in the market value of your Securities on the Trade Date and you may lose a substantial portion of your initial investment. The Bank’s profit in relation to the Securities will vary based on the difference between (i) the amounts received by the Bank in connection with the issuance and the reinvestment return received by the Bank in connection with such amounts and (ii) the costs incurred by the Bank in connection with the issuance of the Securities and the hedging transactions it effects. The Bank’s affiliates or the Underwriters’ affiliates may also realize a profit from a hedging transaction with our affiliate and/or an affiliate of Wells Fargo Securities, LLC (“WFS”) in connection with your Securities as described under “The Bank’s Estimated Value of the Securities”.

The return on your Securities will relate to the price return of the Reference Asset and will not include a total return or dividend component. The Securities are derivative products based on the performance of the Reference Asset.  The Securities do not constitute a direct investment in any of the shares, units or other securities represented by the Reference Asset. By acquiring Securities, you will not have any direct economic or other interest in, claim or entitlement to, or any legal or beneficial ownership of any such share, unit or security and will not have any rights as a shareholder, unitholder or other security holder of any of the issuers including, without limitation, any voting rights or rights to receive dividends or other distributions.

NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (“SEC”), NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR PASSED UPON THE ACCURACY OR THE ADEQUACY OF THIS DOCUMENT, THE ACCOMPANYING PROSPECTUS, PROSPECTUS SUPPLEMENT OR PRODUCT PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE SECURITIES ARE NOT INSURED BY THE CANADA DEPOSIT INSURANCE CORPORATION PURSUANT TO THE CANADA DEPOSIT INSURANCE CORPORATION ACT OR THE U.S. FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY OF CANADA, THE UNITED STATES OR ANY OTHER JURISDICTION.

Scotia Capital (USA) Inc., our affiliate, will purchase the Securities from us for distribution to other registered broker dealers including WFS or will offer the Securities directly to investors. Scotia Capital (USA) Inc. or any of its affiliates or agents may use this pricing supplement in market-making transactions in Securities after their initial sale.  If you are buying Securities from Scotia Capital (USA) Inc. or another of its affiliates or agents, this pricing supplement may be used in a market-making transaction.  See “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement and on page PS-32 of the accompanying product prospectus supplement.

	Per Security	Total
Price to public[1]	100.00%	$5,377,000.00
Underwriting commissions[2]	3.74%	$201,099.80
Proceeds to The Bank of Nova Scotia[3]	96.26%	$5,175,900.20

The Securities have complex features and investment in the Securities involves certain risks.  You should refer to “Additional Risks” beginning on page P-13 in this pricing supplement and “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the accompanying product prospectus supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and on page 6 of the accompanying prospectus.

We will deliver the Securities in book-entry form through the facilities of The Depository Trust Company (“DTC”) on April 5, 2017 against payment in immediately available funds.

Scotia Capital (USA) Inc.	Wells Fargo Securities, LLC.

1    The estimated value of the Securities as determined by the Bank as of the Pricing Date is $937.36 (93.736%) per $1,000 Principal Amount of the Securities. See "The Bank's Estimated Value of the Securities" in this pricing supplement for additional information.

2    Scotia Capital (USA) Inc. or one of our affiliates will purchase the aggregate Principal Amount of the Securities and as part of the distribution, will sell the Securities to WFS at a discount of $37.40 (3.74%) per $1,000 Principal Amount of the Securities. Wells Fargo Securities, LLC will provide selected dealers, which may include Wells Fargo Advisors ("WFA", the trade name of the retail brokerage business of Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC), with a selling concession of $22.50 (2.25%) per $1,000 Principal Amount of the Securities, and WFA will receive a distribution expense fee of $0.75 (0.075%) per $1,000 Principal Amount of the Securities for Securities sold by WFA.  See "Supplemental Plan of Distribution (Conflicts of Interest)" in this pricing supplement.

3    Excludes profits from hedging.  For additional considerations relating to hedging activities see "Additional Risks—The Inclusion of Dealer Spread and Projected Profit from Hedging in the Original Offering Price is Likely to Adversely Affect Secondary Market Prices" in this pricing supplement.

Summary

The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, and the accompanying prospectus, prospectus supplement, and product prospectus supplement. See “Additional Terms of the Securities” in this pricing supplement.

Issuer:	The Bank of Nova Scotia (the “Bank”)

CUSIP/ISIN:	064159JH0/US064159JH07

Type of Securities:	Market Linked Securities – Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside, Principal at Risk Securities, Series A

Reference Asset:	The Russell 2000® Index (Bloomberg Ticker: RTY)

Minimum Investment and Denominations:	$1,000 and integral multiples of $1,000 in excess thereof

Principal Amount:	$1,000 per Security

Original Offering Price:	100.00% of the Principal Amount of each Security

Currency:

U.S. Dollars. The performance of the Securities will be based solely upon the Percentage Change of the Index. Accordingly, the Redemption Amount at Maturity payable in respect of the Securities will be unaffected by changes in the exchange rate of the U.S. Dollar relative to any other currency.

Pricing Date:	March 31, 2017

Trade Date:	March 31, 2017

Original Issue Date:	April 5, 2017

Maturity Date:

April 5, 2021. If the scheduled Calculation Day is not a trading day or if a market disruption event occurs or is continuing on the day that would otherwise be the Calculation Day so that the Calculation Day as postponed falls less than two Business Days prior to the scheduled Maturity Date, the Maturity Date will be postponed to the second Business Day following the Calculation Day as postponed.

Principal at Risk:	You may lose a substantial portion of your initial investment at maturity if there is a percentage decrease from the Starting Level to the Ending Level of more than 15.00%.

Fees and Expenses:

Scotia Capital (USA) Inc. or one of our affiliates will purchase the aggregate Principal Amount of the Securities and as part of the distribution, will sell the Securities to WFS at a discount of $37.40 (3.74%) per $1,000 Principal Amount of the Securities.  WFS will provide selected dealers, which may include Wells Fargo Advisors (“WFA”, the trade name of the retail brokerage business of Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC), with a selling concession of $22.50 (2.25%) per $1,000 Principal Amount of the Securities, and WFA will receive a distribution expense fee of $0.75 (0.075%) per $1,000 Principal Amount of the Securities for Securities sold by WFA.

The price at which you purchase the Securities includes costs that the Bank, the Underwriters or their respective affiliates expect to incur and profits that the Bank, the Underwriters or their respective affiliates expect to realize in connection with hedging activities related to the Securities, as set forth above.  These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the Securities.   As a result, you may experience an immediate and substantial decline in the market value of your Securities on the Pricing Date.  See “Additional Risks—The Inclusion of Dealer Spread and Projected Profit from Hedging in the Original Offering Price is Likely to Adversely Affect Secondary Market Prices” in this pricing supplement.

Redemption Amount at Maturity:	The Redemption Amount at Maturity will be based on the performance of the Reference Asset and will be calculated as follows:

If the Ending Level is greater than the Starting Level, then the Redemption Amount at Maturity will equal:

the lesser of (a) the Principal Amount + (Principal Amount x Participation Rate x Percentage Change) and (b) the Capped Value

If the Ending Level is greater than or equal to the Threshold Level, but less than or equal to the Starting Level, then the Redemption Amount at Maturity will equal the Principal Amount

If the Ending Level is less than the Threshold Level, then the Redemption Amount at Maturity will equal:

Principal Amount + [Principal Amount × (Percentage Change + Threshold Percentage)]

In this case you will have a 1-to-1 downside exposure to the portion of such decrease in the Reference Asset that exceeds 15.00%.  Accordingly, you could lose up to 85.00% of your initial investment.

Starting Level:	1,385.920

Ending Level:

The Ending Level of the Reference Asset will be determined based upon the closing level of the Reference Asset published on the Bloomberg Professional® (“Bloomberg”) page “RTY<Index>“ or any successor page on Bloomberg or any successor service, as applicable, on the Calculation Day.  In certain special circumstances, the Ending Level will be determined by the Calculation Agent, in its discretion.  See “General Terms of the Notes—Unavailability of the Level of the Reference Asset on a Valuation Date” beginning on page PS-19 and “General Terms of the Notes—Market Disruption Events” beginning on page PS-20 in the accompanying product prospectus supplement.

Percentage Change:

The Percentage Change, expressed as a percentage, with respect to the Redemption Amount at Maturity, is calculated as follows:

Ending Level – Starting Level

Starting Level

For the avoidance of doubt, the Percentage Change may be a negative value.

Threshold Level:	1,178.032 (equal to the Starting Level multiplied by the difference of 100.00% minus the Threshold Percentage).

Threshold Percentage:	15.00%

Capped Value:

$1,360.00 per $1,000 Principal Amount of the Securities, which equals the Principal Amount per Security x 136.00%. The Capped Value sets a cap on participation in any appreciation of the Reference Asset of 36.00%, taking into account the effect of the Participation Rate.

Participation Rate:	130.00%

Calculation Day:

March 26, 2021 or, if such day is not a trading day, the next succeeding trading day.

The Calculation Day could also be delayed by the occurrence of a market disruption event.  If a market disruption event occurs or is continuing on the day that would otherwise be the Calculation Day, the Ending Level will equal the closing level of the Reference Asset on the first trading day following the day that would otherwise be the Calculation Day on which the Calculation Agent determines that a market disruption event has not occurred and is not continuing.  If a market disruption event occurs or is continuing on each trading day to and including the seventh trading day following the originally scheduled Calculation Day, the Ending Level will be determined (or, if not determinable, estimated by the Calculation Agent in a manner which is considered commercially reasonable under the circumstances) by the Calculation Agent on that seventh trading day, regardless of the occurrence or continuance of the market disruption event on that day.  In such an event, the Calculation Agent will make a good faith estimate in its sole discretion of the Ending Level that would have prevailed in the absence of the market disruption event.

Trading Day:

A “trading day” with respect to the Reference Asset means a day, as determined by the Calculation Agent, on which (i) trading is generally conducted on NYSE Arca and (ii) trading is generally conducted on the markets on which the securities comprising the Reference Asset (the “Reference Asset Constituent Stocks”) are traded, in each case as determined by the Calculation Agent.

Market Disruption Event:

For purposes of the Securities, the definition of “market disruption event” set forth in the product prospectus supplement is superseded. For purposes of the Securities, a “market disruption event” means any of the following events as determined by the Calculation Agent in its sole discretion:

(A)  The occurrence or existence of a material suspension of or limitation imposed on trading by the relevant exchanges or otherwise relating to securities which (together with any securities affected by an event described in (C) or (E) below) then comprise 20 percent or more of the level of the Reference Asset at any time for each affected security during the one-hour period that ends at the Scheduled Closing Time for the relevant exchange for such security on that day, whether by reason of movements in price exceeding limits permitted by those relevant exchanges or otherwise.

(B)  The occurrence or existence of a material suspension of or limitation imposed on trading by any related exchange or otherwise in futures or options contracts relating to the Reference Asset on any related exchange at any time during the one-hour period that ends at the Scheduled Closing Time for the related exchange on that day, whether by reason of movements in price exceeding limits permitted by the related exchange or otherwise.

(C)  The occurrence or existence of any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values on the relevant exchanges for, securities that (together with any securities affected by an event described in (A) above or (E) below) then comprise 20 percent or more of the level of the Reference Asset at any time for each affected security during the one-hour period that ends at the Scheduled Closing Time for the relevant exchange for such security on that day.

(D)  The occurrence or existence of any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, futures or options contracts relating to the Reference Asset on any related exchange at any time during the one-hour period that ends at the Scheduled Closing Time on such related exchange on that day.

(E)  The closure on any Exchange Business Day of the relevant exchanges on which securities that (together with any securities affected by an event described in (A) or (C) above) then comprise 20 percent or more of the level of the Reference Asset are traded or any related exchange prior to its Scheduled Closing Time unless the earlier closing time is announced by the relevant exchange or related exchange, as applicable, at least one hour prior to the earlier of (1) the actual closing time for the regular trading session on such relevant exchange or related exchange, as applicable, and (2) the submission deadline for orders to be entered into the relevant exchange or related exchange, as applicable, system for execution at the Scheduled Closing Time for such relevant exchange or related exchange, as applicable, on that day.

(F)  The Sponsor fails to publish the level of the Reference Asset or any successor index (other than as a result of the Sponsor having discontinued publication of such Reference Asset or successor index and no successor index being available).

(G)  Any related exchange fails to open for trading during its regular trading session.

For purposes of determining whether a market disruption event has occurred:

1)    the relevant percentage contribution of a security to the level of the Reference Asset will be based on a comparison of (x) the portion of the level of the Reference Asset attributable to that security and (y) the overall level of the Reference Asset, in each case using the official opening weightings as published by the Sponsor as part of the market opening data;

2)    the “Scheduled Closing Time” of (i) any relevant exchange on any trading day means the scheduled weekday closing time of such relevant exchange on such trading day, without regard to after hours or any other trading outside the regular trading session hours and (ii) of any related exchange on any trading day means the close of trading on such related exchange on such trading day; and

3)    an “Exchange Business Day” means any trading day on which (i) the Sponsor publishes the level of the Reference Asset and (ii) each related exchange is open for trading during its regular trading session, notwithstanding any related exchange closing prior to its Scheduled Closing Time.

Relevant Exchange:	The “relevant exchange” for any security then underlying the Reference Asset means the primary exchange or quotation system on which such security is traded, as determined by the Calculation Agent.

Related Exchange:

The “related exchange” means an exchange or quotation system where trading has a material effect (as determined by the Calculation Agent) on the overall market for futures or options contracts relating to the Reference Asset.

Form of Securities:	Book-entry

Calculation Agent:	Scotia Capital Inc., an affiliate of the Bank

Underwriters:	Scotia Capital (USA) Inc. and Wells Fargo Securities, LLC.

Status:

The Securities will constitute direct, unsubordinated and unsecured obligations of the Bank ranking pari passu with all other direct, unsecured and unsubordinated indebtedness of the Bank from time to time outstanding (except as otherwise prescribed by law).  Holders will not have the benefit of any insurance under the provisions of the Canada Deposit Insurance Corporation Act, the U.S. Federal Deposit Insurance Act or under any other deposit insurance regime.

Tax Redemption:

The Bank (or its successor) may redeem the Securities, in whole but not in part, at a redemption price determined by the Calculation Agent in a manner reasonably calculated to preserve your and our relative economic position, if it is determined that changes in tax laws or their interpretation will result in the Bank (or its successor) becoming obligated to pay additional amounts with respect to the Securities. See “Tax Redemption” below.

Listing:	The Securities will not be listed on any securities exchange or quotation system.

Use of Proceeds:	General corporate purposes

Clearance and Settlement:	The Depository Trust Company

Business Day:	New York and Toronto

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE UP TO 85.00% OF YOUR PRINCIPAL AMOUNT. THE DOWNSIDE MARKET EXPOSURE TO THE REFERENCE ASSET IS BUFFERED ONLY AT MATURITY. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF THE BANK. IF THE BANK WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE MOST OF YOUR INVESTMENT.

ADDITIONAL TERMS OF THE SECURITIES

You should read this pricing supplement together with the prospectus dated February 1, 2017, as supplemented by the prospectus supplement dated February 13, 2017 and the product prospectus supplement (Equity Linked Index Notes, Series A) dated March 2, 2017, relating to our Senior Note Program, Series A, of which these Securities are a part. Certain terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this pricing supplement will control.  The Securities may vary from the terms described in the accompanying prospectus, prospectus supplement, and product prospectus supplement in several important ways.  You should read this pricing supplement, including the documents incorporated herein, carefully.

This pricing supplement, together with the documents listed below, contains the terms of the Securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors Specific to the Notes” in the accompanying product prospectus supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website at http://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0000009631):

Prospectus dated February 1, 2017:

https://www.sec.gov/Archives/edgar/data/9631/000119312517027656/d338678d424b3.htm

Prospectus Supplement dated February 13, 2017:

https://www.sec.gov/Archives/edgar/data/9631/000110465917008642/a17-4372_1424b3.htm

Product Prospectus Supplement (Equity Linked Index Notes, Series A), dated March 2, 2017:

https://www.sec.gov/Archives/edgar/data/9631/000110465917013557/a17-7248_7424b5.htm

The Bank of Nova Scotia has filed a registration statement (including a prospectus, a prospectus supplement, and a product prospectus supplement) with the SEC for the offering to which this pricing supplement relates.  Before you invest, you should read those documents and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering.  You may obtain these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov.  Alternatively, The Bank of Nova Scotia, any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement and the product prospectus supplement if you so request by calling 1-416-866-3672.

INVESTOR SUITABILITY

The Securities may be suitable for you if:

•                                          You fully understand the risks inherent in an investment in the Securities, including the risk of losing most of your initial investment.

•                                          You can tolerate a loss of up to 85.00% of your initial investment.

•                                          You believe that the Reference Asset will appreciate over the term of the Securities and that the appreciation is unlikely to exceed the cap on appreciation provided by the Capped Value.

•                                          You understand and accept that your potential return is limited to the Capped Value and you would be willing to invest in the Securities based on the Capped Value.

•                                          You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Reference Asset.

•                                          You do not seek current income from your investment.

•                                          You are willing to hold the Securities to maturity, a term of approximately 48 months, and accept that there may be little or no secondary market for the Securities.

•                                          You are willing to accept the risk of exposure to the small capitalization segment of the U.S. equity market.

•                                          You are willing to assume the credit risk of the Bank for all payments under the Securities, and understand that if the Bank defaults on its obligations you may not receive any amounts due to you, including any repayment of principal.

The Securities may not be suitable for you if:

•                                          You do not fully understand the risks inherent in an investment in the Securities, including the risk of losing most of your initial investment.

•                                          You require an investment designed to guarantee a full return of principal at maturity.

•                                          You cannot tolerate a loss of up to 85.00% of your initial investment.

•                                          You believe that the level of the Reference Asset will decline during the term of the Securities and the Ending Level will likely decline below the Starting Level by a percentage that is greater than the Threshold Percentage, or you believe the Reference Asset will appreciate over the term of the Securities and that the appreciation, after giving effect to the Participation Rate, is likely to equal or exceed the Capped Value.

•                                          You seek an investment that has unlimited return potential without a cap on appreciation and you would be unwilling to invest in the Securities with the Capped Value.

•                                          You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Reference Asset.

•                                          You seek current income from your investment or prefer to receive dividends paid on the stocks included in the Reference Asset.

•                                          You are not willing to hold the Securities to maturity, a term of approximately 48 months, or you seek an investment for which there will be a secondary market.

•                                          You are not willing to assume the credit risk of the Bank for all payments under the Securities.

•                                          You are not willing to purchase securities with an estimated value that is lower than the Original Offering Price.

•                                          You are not willing to accept the risk of exposure to the small capitalization segment of the U.S. equity market

•                                          You prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

The investor suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review ‘‘Additional Risks’’ beginning on page P-13 of this pricing supplement and the ‘‘Additional Risk Factors Specific to the Notes’’ beginning on page PS-6 of the Product Prospectus Supplement for Equity Linked Index Notes, Series A for risks related to an investment in the Securities.

HYPOTHETICAL PAYMENTS AT MATURITY ON THE SECURITIES

The examples set out below are included for illustration purposes only. The hypothetical Percentage Changes of the Reference Asset used to illustrate the calculation of the Redemption Amount at Maturity (rounded to two decimal places) are not estimates or forecasts of the Starting Level, the Ending Level or the level of the Reference Asset on the Calculation Day or on any trading day prior to the Maturity Date. All examples are based on an aggregate Principal Amount of $1,000.00, the Threshold Percentage of 15.00% (the Threshold Level is 85.00% of the Starting Level), a Capped Value of $1,360.00 per $1,000.00 Principal Amount of the Securities (136.00% of the Principal Amount) and that no market disruption event occurs on the Calculation Day.  Amounts below may have been rounded for ease of analysis.

Example 1—	Calculation of the Redemption Amount at Maturity where the Percentage Change is positive.

	Percentage Change:	5.00%

	Redemption Amount at Maturity:	$1,000.00 + ($1,000.00 x 130.00% x 5.00%) = $1,000.00 + $65.00 = $1,065.00
	On a $1,000.00 investment, a 5.00% Percentage Change results in a Redemption Amount at Maturity of $1,065.00.

Example 2—	Calculation of the Redemption Amount at Maturity where the Percentage Change is positive (and the Redemption Amount at Maturity is limited by the Capped Value).

	Percentage Change:	40.00%

	Redemption Amount at Maturity:	$1,000.00 + ($1,000.00 x 130.00% x 40.00%) = $1,000.00 + $520.00 = $1,520.00 however, since the Capped Value is $1,360.00, the Redemption Amount at Maturity would be $1,360.00

On a $1,000.00 investment, a 40.00% Percentage Change results in a Redemption Amount at Maturity of $1,360.00.

In addition to limiting your return on the Securities, the Capped Value limits the positive effect of the Participation Rate.  If the Ending Level is greater than the Starting Level, you will participate in the performance of the Reference Asset at a rate of 130.00% up to the Capped Value.

Example 3—	Calculation of the Redemption Amount at Maturity where the Percentage Change is negative (but not by more than the Threshold Percentage).

	Percentage Change:	-4.00%

	Redemption Amount at Maturity:	$1,000.00 (at maturity, if the Percentage Change is negative BUT the decrease is not more than the Threshold Percentage, then the Redemption Amount at Maturity will equal the Principal Amount)

	On a $1,000.00 investment, a -4.00% Percentage Change results in a Redemption Amount at Maturity of $1,000.00.

Example 4—	Calculation of the Redemption Amount at Maturity where the Percentage Change is negative (and the decrease is more than the Threshold Percentage).

	Percentage Change:	-50.00%

	Redemption Amount at Maturity:	$1,000.00 + [$1,000.00 x (-50.00% + 15.00%)] = $1,000.00 - $350.00 = $650.00

On a $1,000.00 investment, a -50.00% Percentage Change results in a Redemption Amount at Maturity of $650.00.

Accordingly, if the Percentage Change is negative by more than -15.00%, meaning the percentage decline from the Starting Level to the Ending Level is greater than 15.00%, the Bank will pay you less than the full Principal Amount, resulting in a loss on your investment that is equal to the Percentage Change in excess of the Threshold Percentage. You may lose up to 85.00% of your principal.

Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of the Bank.  If the Bank were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

The following graph represents hypothetical returns only and is not indicative of actual results.  The graph demonstrates the hypothetical return on the Securities at maturity for the set of Percentage Changes of the Reference Asset from -100.00% to 100.00% using the same assumptions as set forth above.  Your investment may result in a loss of up to 85.00% of your principal at maturity.

Hypothetical Returns on the Securities

Hypothetical Ending Level	Hypothetical Percentage Change from the hypothetical Starting Level to the hypothetical Ending Level	Hypothetical Redemption Amount at Maturity per Security	Hypothetical pre-tax total rate of return	Hypothetical pre-tax annualized rate of return(1)
2,771.840	100.00%	$1,360.00	36.00%	7.83%
2,078.880	50.00%	$1,360.00	36.00%	7.83%
1,801.696	30.00%	$1,360.00	36.00%	7.83%
1,663.104	20.00%	$1,260.00	26.00%	5.86%
1,524.512	10.00%	$1,130.00	13.00%	3.08%
1,455.216	5.00%	$1,065.00	6.50%	1.58%
1,385.920(2)	0.00%	$1,000.00	0.00%	0.00%
1,316.624	-5.00%	$1,000.00	0.00%	0.00%
1,247.328	-10.00%	$1,000.00	0.00%	0.00%
1,178.032	-15.00%	$1,000.00	0.00%	0.00%
1,164.173	-16.00%	$990.00	-1.00%	-0.25%
1,094.877	-21.00%	$940.00	-6.00%	-1.54%
1,039.440	-25.00%	$900.00	-10.00%	-2.61%
692.960	-50.00%	$650.00	-35.00%	-10.48%
346.480	-75.00%	$400.00	-60.00%	-21.63%
0.000	-100.00%	$150.00	-85.00%	-42.20%

Each Security has a Principal Amount of $1,000.

(1) The annualized rates of return are calculated on a semi-annual bond equivalent basis with compounding.

(2) The Starting Level (the closing level of the Index on March 31, 2017.)

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual amount you receive at stated maturity and the resulting pre-tax rates of return will depend on the actual Ending Level.

ADDITIONAL RISKS

An investment in the Securities involves significant risks.  In addition to the following risks included in this pricing supplement, we urge you to read “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the accompanying product prospectus supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and page 6 of the accompanying prospectus.

You should understand the risks of investing in the Securities and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Securities in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying prospectus, prospectus supplement and product prospectus supplement.

The Inclusion of Dealer Spread and Projected Profit from Hedging in the Original Offering Price is Likely to Adversely Affect Secondary Market Prices

Assuming no change in market conditions or any other relevant factors, the price, if any, at which Scotia Capital (USA) Inc. or any other party is willing to purchase the Securities at any time in secondary market transactions will likely be significantly lower than the Original Offering Price, since secondary market prices are likely to exclude discounts and underwriting commissions paid with respect to the Securities and the cost of hedging our obligations under the Securities that are included in the Original Offering Price. The cost of hedging includes the projected profit that we and/or our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions. These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions. In addition, any secondary market prices may differ from values determined by pricing models used by Scotia Capital (USA) Inc. as a result of dealer discounts, mark-ups or other transaction costs.

Risk of Loss at Maturity

Any payment on the Securities at maturity depends on the Percentage Change of the Reference Asset.  The Bank will only repay you the full Principal Amount of your Securities if the Percentage Change does not reflect a decrease in the Reference Asset of more than 15.00%.  If the Percentage Change is negative by more than 15.00%, meaning the percentage decline from the Starting Level to the Ending Level is greater than the 15.00% Threshold Percentage, you will lose a significant portion of your initial investment in an amount equal to the negative Percentage Change in excess of the Threshold Percentage. Accordingly, you may lose up to 85.00% of your investment in the Securities if the percentage decline from the Starting Level to the Ending Level is greater than 15.00%.

The Downside Market Exposure to the Reference Asset is Buffered Only at Maturity

You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the level of the Reference Asset at such time is not below the Starting Level by a percentage greater than the Threshold Percentage.

Your Potential Redemption Amount at Maturity Is Limited by the Capped Value

The Redemption Amount at Maturity will not exceed the Capped Value. Therefore, if the appreciation of the Reference Asset, after taking into account the effect of the Participation Rate, exceeds the cap on appreciation provided by the Capped Value, the Securities will provide less opportunity to participate in the appreciation of the Reference Asset than an investment in a security linked to the Reference Asset providing full participation in the appreciation. Accordingly, the return on the Securities may be less than the return would be if you made an investment in a security directly linked to the positive performance of the Reference Asset.

The Bank’s Estimated Value of the Securities Is Lower than the Original Offering Price of the Securities

The Bank’s estimated value is only an estimate using several factors.  The Original Offering Price of the Securities exceeds the Bank’s estimated value because costs associated with selling and structuring the Securities, as well as hedging the Securities, are included in the Original Offering Price of the Securities.  These costs include the selling commissions and the estimated cost of using a third party hedge provider to hedge our obligations under the Securities.  See “The Bank’s Estimated Value of the Securities” in this pricing supplement.

The Bank’s Estimated Value Does Not Represent Future Values of the Securities and may Differ from Others’ Estimates

The Bank’s estimated value of the Securities is determined by reference to the Bank’s internal pricing models when the terms of the Securities were set.  This estimated value is based on market conditions and other relevant factors existing at that time and the Bank’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors as well as an estimate of the difference between the amounts we or our hedge provider pay and receive in a hedging transaction with our affiliate and/or an affiliate of WFS in connection with your Securities.  Different pricing models and assumptions could provide valuations for Securities that are greater than or less than the Bank’s estimated value.  In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.  On future dates, the value of the Securities could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which the Bank would be willing to buy Securities from you in secondary market transactions.  See “The Bank’s Estimated Value of the Securities” in this pricing supplement.

The Bank’s Estimated Value is not Determined by Reference to Credit Spreads for our Conventional Fixed-Rate Debt

The internal funding rate used in the determination of the Bank’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.  If the Bank were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the Securities to be more favorable to you.  Consequently, our use of an internal funding rate would have an adverse effect on the terms of the Securities and any secondary market prices of the Securities.  See “The Bank’s Estimated Value of the Securities” in this pricing supplement.

The Securities Differ from Conventional Debt Instruments

The Securities are not conventional notes or debt instruments. The Securities do not provide you with interest payments prior to maturity as a conventional fixed-rate or floating-rate debt security with the same maturity would. The return that you will receive on the Securities, which could be negative, may be less than the return you could earn on other investments.  Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of the Bank.

No Interest

The Securities will not bear interest and, accordingly, you will not receive any interest payments on the Securities.

Your Investment is Subject to the Credit Risk of The Bank of Nova Scotia

The Securities are senior unsecured debt obligations of the Bank, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus, prospectus supplement and product prospectus supplement, the Securities will rank on a parity with all of the other unsecured and unsubordinated debt obligations of the Bank, except such obligations as may be preferred by operation of law.  Any payment to be made on the Securities, including the Redemption Amount at Maturity, depends on the ability of the Bank to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of the Bank may affect the market value of the Securities and, in the event the Bank were to default on its obligations, you may not receive the amounts owed to you under the terms of the Securities. If you sell the Securities prior to maturity, you may receive substantially less than the Principal Amount of your Securities.

The Securities are Subject to Market Risk

The return on the Securities is directly linked to the performance of the Reference Asset and indirectly linked to the value of the Reference Asset Constituent Stocks, and the extent to which the Percentage Change is positive or negative. The level of the Reference Asset can rise or fall sharply due to factors specific to the Reference Asset Constituent Stocks, as well as general market factors, such as general market volatility and levels, interest rates and economic and political conditions.

The Securities are Subject to Risks Associated With Small-Size Capitalization Companies

The Reference Asset Constituent Stocks are issued by companies with small-sized market capitalization. The stock prices of small-size companies may be more volatile than stock prices of large capitalization companies. Small-size capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small-size capitalization companies may also be more susceptible to adverse developments related to their products or services.

The Participation Rate Applies Only at Maturity

You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the Participation Rate or the Securities themselves, and the return you realize may be less than the Percentage Change even if such return is positive. You will receive the full benefit of the Participation Rate, if any, only if you hold your Securities to maturity.

The Redemption Amount at Maturity Is Not Linked to the Level of the Reference Asset at Any Time Other Than the Calculation Day

The Redemption Amount at Maturity will be based on the Ending Level (subject to adjustments as described herein).  Therefore, for example, if the closing level of the Reference Asset declined substantially as of the Calculation Day compared to the Pricing Date, the Redemption Amount at Maturity may be significantly less than it would otherwise have been had the Redemption Amount at Maturity been linked to the closing level of the Reference Asset prior to the Calculation Day.  Although the actual level of the Reference Asset at maturity or at other times during the term of the Securities may be higher than the Ending Level, you will not benefit from the closing level of the Reference Asset at any time other than the Calculation Day.

If the Levels of the Reference Asset or the Reference Asset Constituent Stocks Change, the Market Value of Your Securities May Not Change in the Same Manner

Your Securities may trade quite differently from the performance of the Reference Asset or the Reference Asset Constituent Stocks.  Changes in the levels of the Reference Asset or the Reference Asset Constituent Stocks may not result in a comparable change in the market value of your Securities.  We discuss some of the reasons for this disparity under “—The Price at Which the Securities may be Sold prior to Maturity will Depend on a Number of Factors and May Be Substantially Less Than the Amount for Which They Were Originally Purchased” below.

Holding the Securities is Not the Same as Holding the Reference Asset Constituent Stocks

Holding the Securities is not the same as holding the Reference Asset Constituent Stocks. As a holder of the Securities, you will not be entitled to the voting rights or rights to receive dividends or other distributions or other rights that holders of the Reference Asset Constituent Stocks would enjoy.

No Assurance that the Investment View Implicit in the Securities Will Be Successful

It is impossible to predict with certainty whether and the extent to which the level of the Reference Asset will rise or fall. There can be no assurance that the level of the Reference Asset will rise above the Starting Level or that the percentage decline from the Starting Level to the Ending Level will not be greater than the Threshold Percentage. The Ending Level may be influenced by complex and interrelated political, economic, financial and other factors that affect the Reference Asset Constituent Stocks. You should be willing to accept the risks of the price performance of equity securities in general and the Reference Asset Constituent Stocks in particular, and the risk of losing some or most of your initial investment.

Furthermore, we cannot give you any assurance that the future performance of the Reference Asset or the Reference Asset Constituent Stocks will result in your receiving an amount greater than or equal to the Principal Amount of your Securities.  Certain periods of historical performance of the Reference Asset or the Reference Asset Constituent Stocks would have resulted in you receiving less than the Principal Amount of your Securities if you had owned notes with terms similar to these Securities in the past.   See “Information Regarding The Reference Asset” in this pricing supplement for further information regarding the historical performance of the Reference Asset.

The Reference Asset Reflects Price Return Only and Not Total Return

The return on your Securities is based on the performance of the Reference Asset, which reflects the changes in the market prices of the Reference Asset Constituent Stocks. It is not, however, linked to a ‘‘total return’’ index or strategy, which, in addition to reflecting those price returns, would also reflect dividends paid on the Reference Asset Constituent Stocks. The return on your Securities will not include such a total return feature or dividend component.

Past Performance is Not Indicative of Future Performance

The actual performance of the Reference Asset over the life of the Securities, as well as the amount payable at maturity, may bear little relation to the historical performance of the Reference Asset or to the hypothetical return examples set forth elsewhere in this pricing supplement.  We cannot predict the future performance of the Reference Asset.

We May Sell an Additional Aggregate Principal Amount of the Securities at a Different Issue Price

We may decide to sell an additional aggregate Principal Amount of the Securities subsequent to the date of this pricing supplement. The issue price of the Securities in the subsequent sale may differ substantially (higher or lower) from the Original Offering Price you paid as provided on the cover of this pricing supplement.

Changes Affecting the Reference Asset Could Have an Adverse Effect on the Value of the Securities

The policies of FTSE Russell, the index sponsor (the “Sponsor”) concerning additions, deletions and substitutions of the Reference Asset Constituent Stocks and the manner in which the Sponsor takes account of certain changes affecting those Reference Asset Constituent Stocks may adversely affect the level of the Reference Asset. The policies of the Sponsor with respect to the calculation of the Reference Asset could also adversely affect the level of the Reference Asset. The Sponsor may discontinue or suspend calculation or dissemination of the Reference Asset. Any such actions could have a material adverse effect on the value of the Securities.

The Bank Cannot Control Actions by the Sponsor and the Sponsor Has No Obligation to Consider Your Interests

The Bank and its affiliates are not affiliated with the Sponsor and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the Reference Asset. The Sponsor is not involved in the Securities offering in any way and has no obligation to consider your interest as an owner of the Securities in taking any actions that might negatively affect the market value of your Securities.

The Price at Which the Securities May Be Sold Prior to Maturity will Depend on a Number of Factors and May Be Substantially Less Than the Amount for Which They Were Originally Purchased

The price at which the Securities may be sold prior to maturity will depend on a number of factors. Some of these factors include, but are not limited to: (i) actual or anticipated changes in the level of the Reference Asset over the full term of the Security, (ii) volatility of the level of the Reference Asset and the market’s perception of future volatility of the level of the Reference Asset, (iii) changes in interest rates generally, (iv) any actual or anticipated changes in our credit ratings or credit spreads, (v) dividend yields on the securities included in the Reference Asset, and (vi) time remaining to maturity. In particular, because the provisions of the Security relating to the Redemption Amount at Maturity and the Capped Value behave like options, the value of the Security will vary in ways which are non-linear and may not be intuitive.

Depending on the actual or anticipated level of the Reference Asset and other relevant factors, the market value of the Securities may decrease and you may receive substantially less than 100.00% of the Original Offering Price if you sell your Securities prior to maturity.  We anticipate that the value of the Securities will always be at a discount to the Capped Value.

The Securities Lack Liquidity

The Securities will not be listed on any securities exchange or automated quotation system.  Therefore, there may be little or no secondary market for the Securities.  Scotia Capital (USA) Inc. may, but is not obligated to, make a market in the Securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Scotia Capital (USA) Inc. is willing to purchase the Securities from you.  If at any time Scotia Capital (USA) Inc. was not to make a market in the Securities, it is likely that there would be no secondary market for the Securities.  Accordingly, you should be willing to hold your Securities to maturity.

Hedging Activities by the Bank and/or the Underwriters May Negatively Impact Investors in the Securities and Cause Our Respective Interests and Those of Our Clients and Counterparties to Be Contrary to Those of Investors in the Securities

The Bank or one or more of our respective affiliates and/or the Underwriters has hedged or expects to hedge the obligations under the Securities by purchasing futures and/or other instruments linked to the Reference Asset.  The Bank or one or more of our respective affiliates and/or the Underwriters also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the Reference Asset or one or more of the Reference Asset Constituent Stocks, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the Calculation Day.

The Bank or one or more of our respective affiliates and/or the Underwriters may also enter into, adjust and unwind hedging transactions relating to other basket- or index-linked Securities whose returns are linked to changes in the level or price of the Reference Asset or the Reference Asset Constituent Stocks.  Any of these hedging activities may adversely affect the level of the Reference Asset—directly or indirectly by affecting the price of the Reference Asset Constituent Stocks—and therefore the market value of the Securities and the amount you will receive, if any, on the Securities.  In addition, you should expect that these transactions will cause the Bank, our respective affiliates and/or the Underwriters, or our respective clients or counterparties, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the Securities.  The Bank, our respective affiliates and/or the Underwriters will have no obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the Securities, and may receive substantial returns with respect to these hedging activities while the value of the Securities may decline.

Market Activities by the Bank or the Underwriters for Their Own Respective Accounts or for Their Respective Clients Could Negatively Impact Investors in the Securities

The Bank, the Underwriters and their respective affiliates provide a wide range of financial services to a substantial and diversified client base.  As such, each of the Bank, the Underwriters and their respective affiliates may act as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker or lender.  In those and other capacities, we and/or our affiliates and the Underwriters and/or their respective affiliates purchase, sell or hold a broad array of investments, actively trade securities (including the Securities or other securities that we have issued), the Reference Asset Constituent Stocks, derivatives, loans, credit default swaps, indices, baskets and other financial instruments and products for our own accounts or for the accounts of our customers, and we and the Underwriters will have other direct or indirect interests in those securities and in other markets that may not be consistent with your interests and may adversely affect the level of the Reference Asset and/or the value of the Securities.  Any of these financial market activities may, individually or in the aggregate, have an adverse effect on the level of the Reference Asset and the market for your Securities, and you should expect that our interests and those of our affiliates and those of the Underwriters and/or of their respective affiliates, or our or their clients or counterparties, will at times be adverse to those of investors in the Securities.

The Bank, the Underwriters and their respective affiliates regularly offer a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to the Securities or other securities that we may issue, the Reference Asset Constituent Stocks or other securities or instruments similar to or linked to the foregoing.  Investors in the Securities should expect that the Bank, the Underwriters and their respective affiliates will offer securities, financial instruments, and other products that may compete with the Securities for liquidity or otherwise.

In addition, our and their affiliates or any dealer participating in the offering of the Securities or its affiliates may, at present or in the future, publish research reports on the Reference Asset or the Reference Asset Constituent Stocks.  This research is modified from time to time without notice and may, at present or in the future, express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research reports on the Reference Asset or the Reference Asset Constituent Stocks could adversely affect the level of the Reference Asset and, therefore, adversely affect the value of and your return on the Securities.  You are encouraged to derive information concerning the Reference Asset from multiple sources and should not rely on the views expressed by us, the Underwriters or our or their affiliates or any participating dealer or its affiliates.

The Bank, the Underwriters and Their Respective Affiliates Regularly Provide Services to, or Otherwise Have Business Relationships with, a Broad Client Base, Which Has Included and May Include the Issuers of the Reference Asset Constituent Stocks

The Bank, the Underwriters and their respective affiliates regularly provide financial advisory, investment advisory and transactional services to a substantial and diversified client base.  You should assume that the Bank or the Underwriters will, at present or in the future, provide such services or otherwise engage in transactions with, among others, the issuers of the Reference Asset Constituent Stocks, or transact in securities or instruments or with parties that are directly or indirectly related to these entities.  These services could include making loans to or equity investments in those companies, providing financial advisory or other investment banking services, or issuing research reports.  You should expect that the Bank, the Underwriters and their respective affiliates, in providing these services, engaging in such transactions, or acting for their own accounts, may take actions that have direct or indirect effects on the Securities or other securities that the Bank may issue, the Reference Asset Constituent Stocks or other securities or instruments similar to or linked to the foregoing, and that such actions could be adverse to the interests of investors in the Securities.  In addition, in connection with these activities, certain personnel within the Bank or the Underwriters and their respective affiliates may have access to confidential material non-public information about these parties that would not be disclosed to investors in the Securities.

Other Investors in the Securities May Not Have the Same Interests as You

The interests of other investors may, in some circumstances, be adverse to your interests.  Other investors may make requests or recommendations to us regarding the establishment of transactions on terms that are adverse to your interests, and investors in the Securities are not required to take into account the interests of any other investor in exercising remedies, voting or other rights in their capacity as noteholders. Further, other investors may enter into market transactions with respect to the Securities, assets that are the same or similar to the Securities, assets referenced by the Securities (such as stocks or stock indices) or other similar assets or securities which may adversely impact the market for or value of your Securities.  For example, an investor could take a short position (directly or indirectly through derivative transactions) in respect of securities similar to your Securities or in respect of the Reference Asset.

The Calculation Agent Can Postpone the Calculation Day for the Securities if a Market Disruption Event with Respect to the Reference Asset Occurs

If the Calculation Agent determines, in its sole discretion, that, on a day that would otherwise be the Calculation Day, a market disruption event with respect to the Reference Asset has occurred or is continuing for the Reference Asset, the Calculation Day will be postponed until the first following trading day on which no market disruption event occurs or is continuing, although the Calculation Day will not be postponed by more than seven scheduled trading days.  Moreover, if the Calculation Day is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the Calculation Day, and the Calculation Agent will determine the applicable Ending Level that must be used to determine the Redemption Amount at Maturity.  Under certain circumstances, the determinations of the Calculation Agent will be confirmed by an independent expert. See “General Terms of the Notes—Unavailability of the Level

of the Reference Asset on a Valuation Date” beginning on page PS-19 and “General Terms of the Notes—Market Disruption Events” beginning on page PS-20 in the accompanying product prospectus supplement.

There Is No Affiliation Between Any Reference Asset Constituent Stock Issuers or the Sponsor and Us and We Are Not Responsible for Any Disclosure by Any of the Other Reference Asset Constituent Stock Issuers or the Sponsor

The Bank, the Underwriters and their respective affiliates may currently, or from time to time in the future, engage in business with the issuers of the Reference Asset Constituent Stocks.  Wells Fargo & Company, an affiliate of WFS, one of the Underwriters, is one of the companies currently included in the Reference Asset.  Nevertheless, none of us, the Underwriters or our or their affiliates assumes any responsibility for the accuracy or the completeness of any information about the Reference Asset or any of the other Reference Asset Constituent Stocks. Before investing in the Securities you should make your own investigation into the Reference Asset and the issuers of the Reference Asset Constituent Stocks.  See the section below entitled “Information Regarding the Reference Asset” in this pricing supplement for additional information about the Reference Asset.

A Participating Dealer or its Affiliates May Realize Hedging Profits Projected by its Proprietary Pricing Models in Addition to any Selling Concession, Creating a Further Incentive for the Participating Dealer to Sell the Securities to You

If any dealer participating in the distribution of the Securities (referred to as a “participating dealer”) or any of its affiliates conducts hedging activities for us in connection with the Securities, that participating dealer or its affiliate will expect to realize a projected profit from such hedging activities.  If a participating dealer receives a concession for the sale of the Securities to you, this projected profit will be in addition to the concession, creating a further incentive for the participating dealer to sell the Securities to you.

Uncertain Tax Treatment

Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax advisor about your tax situation. See “Certain Canadian Income Tax Consequences” and “U.S. Federal Income Tax Consequences” in this pricing supplement.

INFORMATION REGARDING THE REFERENCE ASSET

Russell 2000® Index

The following is a summary description of the Russell 2000® Index (referred to in this section as the “Index”) based on information obtained from the website of the Sponsor, FTSE Russell at www.ftserussell.com. All information regarding the Index contained herein, including its make-up, method of calculation and changes in its components, has been derived from publicly available sources and its accuracy cannot be guaranteed. That information reflects the policies of, and is subject to change by, the index sponsor.

General Description

The Index measures the composite price performance of stocks of 2,000 companies in the U.S. equity market. As of January 31, 2017, the top five Russell Global Sectors were Financial Services, Technology, Producer Durables, Consumer Discretionary and Health Care. (Sector designations are determined by the Index sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.)

The Index includes approximately 2,000 of the smallest securities that form the Russell 3000® Index. The Russell 3000® Index is comprised of the 3,000 largest companies, or 98% based on market capitalization, of the investable U.S. equity market. The Index is designed to track the performance of the small capitalization segment of the U.S. equity market.

Selection of Constituent Stocks of the Index

The Index is a sub-index of the Russell 3000® Index. To be eligible for inclusion in the Russell 3000® Index, and, consequently, the Index, a company’s stocks must be listed on the last trading day of May of a given year and FTSE Russell must have access to documentation verifying the company’s eligibility for inclusion. Eligible initial public offerings are added to Russell U.S. Indices at the end of each calendar quarter, based on total market capitalization rankings within the market-adjusted capitalization breaks established during the most recent reconstitution. To be added to any Russell U.S. index during a quarter outside of reconstitution, initial public offerings must meet additional eligibility criteria.

A company is included in the U.S. equity markets and is eligible for inclusion in the Russell 3000® Index, and consequently, the Index, if that company incorporates in, has its headquarters in and also trades with the highest liquidity (as defined by a two-year average daily dollar trading volume from all exchanges) in the United States or its territories. If a company satisfies any one of these criteria and the primary location of that company’s assets or its revenue, based on an average of two years of assets or revenues data, is also in the United States, that company will also be considered part of the U.S. equity market. In addition, if there is insufficient information to assign a company to the U.S. equity markets based on its assets or revenue, the company may nonetheless be assigned to the U.S. equity markets if the headquarters of the company is located in certain “benefit-driven incorporation countries,” or “BDIs,” and that company’s most liquid stock exchange is also in the United States. The BDI countries are Anguilla, Antigua and Barbuda, Aruba, Bahamas, Barbados, Belize, Bermuda, Bonaire, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Curacao, Faroe Islands, Gibraltar, Guernsey, Isle of Man, Jersey, Liberia, Marshall Islands, Panama, Saba, Sint Eustatius, Sint Maarten and Turks and Caicos Islands. ADRs and ADSs are not eligible for inclusion in the Index.

Exclusions from the Index

FTSE Russell specifically excludes the following companies and securities from the Index: (i) preferred and convertible preferred stock, redeemable shares, participating preferred stock, warrants, rights, installment receipts and trust receipts; (ii) royalty trusts, U.S. limited liability companies, closed-end investment companies (companies that are required to report Acquired Fund Fees and Expenses, as defined by the SEC, including business development companies), blank check companies, special purpose acquisition companies and limited partnerships; (iii) companies with a total market capitalization less than $30 million; (iv) companies with only a small portion of their shares available in the marketplace (companies with 5% or less float); (v) bulletin board, pink sheets or over-the-counter traded securities; (vi) companies that generate, or have historically generated, unrelated business taxable income and have not taken steps to block their unrelated business taxable income to equity holders; and (vii) exchange traded funds and mutual funds.

Initial List of Eligible Securities

The primary criterion FTSE Russell uses to determine the initial list of securities eligible for the Russell 3000® Index and consequently, the Index, is total market capitalization, which is calculated by multiplying the total outstanding shares for a company times the market price as of the “rank day” (typically the last trading day in May but a confirmed timetable is announced each spring) in May. All common stock share classes are combined in determining market capitalization. If multiple share classes have been combined, the pricing vehicle will be designated as the share class with the highest two-year trading volume as of the rank day in May. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately. Stocks must have a closing price at or above $1.00 on their primary exchange on the last trading day of May of each year to be eligible for inclusion in the Index. In order to reduce unnecessary turnover, if an existing member’s closing price is less than $1.00 on the last trading day of May, it will be considered eligible if the average of the daily closing prices from their primary exchange during the month of May is equal to or greater than $1.00.

Annual Reconstitution

The Index is reconstituted annually by FTSE Russell to reflect changes in the marketplace. The list of companies is ranked based on total market capitalization on the rank day in May, with the actual reconstitution effective on the first trading day following the final Friday of June each year, unless the final Friday in June is the 29th or 30th, in which case reconstitution will be effective on the preceding Friday. Changes in the constituents are preannounced and subject to change if any corporate activity occurs or if any new information is received prior to release.

Index Calculation and Capitalization Adjustments

As a capitalization-weighted index, the Index reflects changes in the capitalization, or market value, of the underlier stocks relative to the capitalization on a base date. This discussion describes the “price return” calculation of the Index. The current Index value is the compounded result of the cumulative daily (or monthly) return percentages, where the starting value of the Index is equal to the base value (100) and base date (December 31, 1978). Returns between any two dates can then be derived by dividing the ending period index value (IV1) by the beginning period (IV0) index value, so that the return equals [(IV1 / IV0) – 1] * 100. The ending period index value, for purposes of calculating the Index value, on any date is determined by adding the market values of the underlier stocks, which are derived by multiplying the primary closing price of each stock by the number of available shares, to arrive at the total market capitalization of the 2,000 stocks.

Constituent stocks of the Index are weighted in the Index by their free-float market capitalization, which is calculated by multiplying the primary closing price by the number of free-float shares. Free-float shares are shares that are available to the public for purchase as determined by FTSE Russell. FTSE Russell determines shares available to the public for purchase based on information recorded in corporate filings with the Securities and Exchange Commission and other reliable sources in the event of missing or questionable data. FTSE Russell removes the following types of shares from total market capitalization to arrive at free-float market capitalization:

Officers and directors’ holdings — shares held by officers and directors.

Large private holdings — shares held by an individual, a group of individuals acting together or a corporation (that is included in the Index) if such shareholdings constitute 10% or more of the shares outstanding.

Institutional holdings — shares held by investment companies, partnerships, insurance companies, mutual funds, or banks are excluded if the holding is greater than 30%. If a firm has a direct relationship to the company, such as board representation, they are considered strategic holdings and excluded regardless of the size of holding per the officers and directors’ exclusion rule.

Publicly listed companies — shares held by publicly listed companies. Holdings considered as Institutional will be considered as available unless the 30% threshold is surpassed, regardless of listing.

ESOP or LESOP shares — shares held by employee stock ownership plans and leveraged employee stock ownership plans.

Initial public offering lock-ups — shares locked-up during an initial public offering are not available to the public and will be excluded from the market value at the time the initial public offering enters the Index.

Government holdings — shareholdings listed as “government of.” Shares held by government investment boards and/or investment arms are treated like shares held by large private shareholdings and are excluded if the number of shares is greater than 10% of outstanding shares. Shares held by a government pension plan are considered institutional holdings and will not be excluded unless the holding is greater than 30%.

Corporate Actions Affecting the Index

FTSE Russell adjusts the Index on a daily basis in response to certain corporate actions and events. Therefore, a company’s membership in the Index and its weight in the Index can be impacted by these corporate actions. The adjustment is applied based on sources of public information, including press releases and Securities and Exchange Commission filings. Prior to the completion of a corporate action or event, FTSE Russell estimates the effective date. FTSE Russell will then adjust the anticipated effective date based on public information until the date is considered final. Depending on the time on a given day that an action is determined to be final, FTSE Russell will generally either (1) apply the action before the open on the ex-date or (2) apply the action after providing appropriate notice to its clients regarding the impact of the action and the effective date. FTSE Russell applies the following methodology guidelines when adjusting the Index in response to corporate actions and events:

“No Replacement” Rule — Securities that are deleted from the Index between reconstitution dates, for any reason (e.g., mergers, acquisitions or other similar corporate activity) are not replaced. Thus, the number of securities in the Index over the past year will fluctuate according to corporate activity.

Mergers and Acquisitions — Between constituents: When mergers and acquisitions take place between companies that are both constituents of a Russell index, the target company is deleted and its market capitalization simultaneously moves to the acquiring company’s stock. In the absence of an active market for the target company at the time of index implementation, the target company will be deleted from the Index using a synthetic price based on the offer terms. Given sufficient market hours after confirmation, FTSE Russell effects this action after the close on the last day of trade of the target company, or at an appropriate time once the transaction has been deemed to be final (implementation may occur prior to the last day of trade to avoid potential delays with the associated synthetic pricing).

Between a constituent and a non-constituent: If the target company is a member of the Index, it is deleted from the Index after FTSE Russell determines that the action or event is final. If the acquiring company is a member of the Index, its shares are adjusted by adding the target company’s market capitalization (if the increase in shares is greater than 5%). If the target company is not a member of a Russell index shares of the acquiring company will remain unchanged. If a non-index member acquires an index member, the acquired member will be deleted from the Index once the action is final.

Reincorporation — Members of the Index that reincorporate to another country and continue to trade in the United States and companies that reincorporate to the United States during the year are analyzed for assignment by FTSE Russell during annual reconstitution. Members that reincorporate in another country and no longer trade in the United States are immediately deleted from the Russell U.S. indices.

Reclassification of shares (pricing vehicles) — Pricing vehicles will not be assessed or changed outside of a reconstitution period unless the existing class ceases to exist. In the event of extenuating circumstances signaling a necessary pricing vehicle change, proper notification will be made.

Rights Offerings — Rights offered to shareholders are reflected in the Index only if the subscription price of the rights is at a discount to the market price. Provided that FTSE Russell has been alerted to the rights offer prior to the ex-date, it will adjust the price of the stock for the value of the rights and increased shares according to the terms of the offering before the open on the ex-date. Where the Rights Issue / Entitlement offer subscription price remains unconfirmed on the ex-date, an estimated price will be used. FTSE Russell will estimate the subscription price using the value being raised and the offer terms. This treatment applies for both transferable and non-transferable rights. Rights issued as part of a poison pill arrangement or entitlements that give shareholders the right to purchase ineligible securities such as convertible debt are excluded from this treatment.

Changes to Shares Outstanding — Changes to shares outstanding due to buybacks (including Dutch auctions), secondary offerings, and other potential changes are generally updated at the end of each month. FTSE Russell only applies month-end changes to available shares outstanding if the cumulative change in the number of shares outstanding is greater than 5%. Share changes that are confirmed by their vendors and verified by FTSE Russell by use of an SEC filing at least six days prior to month end are implemented and communicated to clients who subscribe at the Premier level five trading days prior to month end. The float factor last determined (either at reconstitution or due to a corporate action implementation) is applied to the new shares. No such changes are made in June due to the most recent annual reconstitution. Month-end changes in November and December will be processed as one event after the close on the third Friday of each December along with fourth quarter initial public offerings additions due to low liquidity in the financial markets at the end of the year and the proximity of a separate November month-end process.

Spin-offs — Spin-offs will be valued using an estimate prior to ex-date. When a spin-off results in an eligible security type being listed on an eligible exchange, the spin-off company will remain in the Index until the next index review, regardless of size. When an index constituent spins off an ineligible security type or the spin-off company is listed on an ineligible exchange only, the security will be added to the Index on the ex-date and subsequently removed with notice at market price once “regular way” trade has commenced.

Tender Offers — A company acquired as a result of a cash tender offer is removed if (i) Where offer acceptances are below 90%, there is reason to believe that the remaining free float is under 5% based on information available at the time; or (ii) Following completion of the offer the acquirer has stated intent to finalize the acquisition via a short-form merger, squeeze-out, top-up option or any other compulsory mechanism; or (iii) Offer acceptances reach 90% (initial, extension or subsequent); and (iv) Shareholders have validly tendered and the shares have been irrevocably accepted for payment; and all pertinent offer conditions have been reasonably met and the acquirer has not explicitly stated that it does not intend to acquire the remaining shares.

Voluntary Exchange Offers — A publicly traded company may offer to exchange or split-off some or all of its ownership in a separate publicly traded company. Once the offer expires, FTSE Russell will decrease the available shares in the offering company, and increase the available shares of ‘split-off’ company, based on the results of the offering. FTSE Russell will effect this change based on, but not limited to, preliminary results, company filings, and exchange notices.

Bankruptcy and Voluntary Liquidations — Companies that file for a Chapter 7 liquidation bankruptcy or have filed a liquidation plan will be removed from the Index at the time of the bankruptcy filing; whereas companies filing for a Chapter 11 reorganization bankruptcy will remain a member of the Index, unless the company is de-listed from the primary exchange, in which case normal de-listing rules apply. If a company files for bankruptcy, is delisted and it can be confirmed that it will not trade OTC, FTSE Russell may remove the stock at a nominal price of $0.0001.

Stock Distributions — A price adjustment for stock distributions is applied on the ex-date of the distribution. When the number of shares for the distribution is fixed, FTSE Russell increases the number of shares on the ex-date. When the number of shares is an undetermined amount based on future earnings and profits, FTSE Russell increases the number of shares on the pay-date.

Dividends — FTSE Russell includes gross dividends in the daily total return calculation of the Index on the basis of their ex-dates. If a dividend is payable in stock and cash and the number of shares to be issued cannot be determined by the ex-date, the dividend is treated as all cash. Regular cash dividends are reinvested across the Index at the close on the dividend ex-date, while special cash dividends are subtracted from the price of the stock before the open on the ex-date.

Halted Securities — Halted securities are not removed from the Index until the time they are actually delisted from the exchange. If a security is halted and declared bankrupt without any indication of compensation to shareholders, the last traded price will be adjusted down to zero value and it will subsequently be removed from the Index with T+2 notice. In all other cases, the security will continue to be included in the Index for a period of up to 20 business days at its last traded price. If the security continues to be suspended at the end of a period of up to 20 business days, FTSE Russell will review it to decide whether to remove it at zero value, repeating such review as applicable at successive 20 business day intervals until trading recommences or specified time limits expire and the security is removed.

License Agreement

FTSE Russell has entered into a non-exclusive license agreement with us, granting us, and certain of our affiliates, in exchange for a fee, permission to use the Index in connection with the offer and sale of the notes. We are not affiliated with FTSE Russell; the only relationship between FTSE Russell and us is the licensing of the use of the Russell 2000® Index (a trademark of FTSE Russell) and trademarks relating to the Index. We do not accept any responsibility for the calculation, maintenance or publication of the Index or any successor index.

The notes are not sponsored, endorsed, sold or promoted by FTSE Russell. FTSE Russell makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the Index to track general stock market performance or a segment of the same. FTSE Russell’s publication of the Index in no way suggests or implies an opinion by FTSE Russell as to the advisability of investment in any or all of the securities upon which the Index is based. FTSE Russell’s only relationship to us is the licensing of certain trademarks and trade names of FTSE Russell and of the Index which is determined, composed and calculated by FTSE Russell without regard to us or the notes. FTSE Russell is not responsible for and has not reviewed the notes nor any associated literature or publications and FTSE Russell makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. FTSE Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the Index. FTSE Russell has no obligation or liability in connection with the administration, marketing or trading of the notes.

FTSE RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN AND FTSE RUSSELL SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. FTSE RUSSELL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY US, INVESTORS, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN. FTSE RUSSELL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL FTSE RUSSELL HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

Historical Information

The following table sets forth the quarterly high and low closing levels for the Reference Asset, based on daily closing levels. The closing level of the Reference Asset on March 31, 2017, was 1,385.920. Past performance of the Reference Asset is not indicative of the future performance of the Reference Asset.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2012	3/30/2012	846.129	747.275	830.301
4/2/2012	6/29/2012	840.626	737.241	798.487
7/2/2012	9/28/2012	864.697	767.751	837.450
10/3/2012	12/31/2012	852.495	769.483	849.350
1/2/2013	3/29/2013	953.068	872.605	951.542
4/1/2013	6/28/2013	999.985	901.513	977.475
7/1/2013	9/30/2013	1,078.409	989.535	1,073.786
10/1/2013	12/31/2013	1,163.637	1,043.459	1,163.637
1/2/2014	3/31/2014	1,208.651	1,093.594	1,173.038
4/1/2014	6/30/2014	1,192.964	1,095.986	1,192.964
7/1/2014	9/30/2014	1,208.150	1,101.676	1,101.676
10/1/2014	12/31/2014	1,219.109	1,049.303	1,204.696
1/2/2015	3/31/2015	1,266.373	1,154.709	1,252.772
4/1/2015	6/30/2015	1,295.799	1,215.417	1,253.947
7/1/2015	9/30/2015	1,273.328	1,083.907	1,100.688
10/1/2015	12/31/2015	1,204.159	1,097.552	1,135.889
1/4/2016	3/31/2016	1,114.028	953.715	1,114.028
4/1/2016	6/30/2016	1,188.954	1,089.646	1,151.923
7/1/2016	9/30/2016	1,263.438	1,139.453	1,251.646
10/3/2016	12/30/2016	1,388.073	1,156.885	1,357.130
1/3/2017	3/31/2017	1,413.635	1,345.598	1,385.920

The graph below illustrates the performance of the Reference Asset from January 3, 2005 through March 31, 2017. The dotted line represents the Threshold Level of 1,178.032 which is equal to 85.00% of the closing level of the Reference Asset on March 31, 2017. Past performance of the Reference Asset is not indicative of the future performance of the Reference Asset.

We obtained the information regarding the historical performance of the Reference Asset in the table and graph above from Bloomberg.

We have not independently verified the accuracy or completeness of the information obtained from Bloomberg and have not undertaken an independent review or due diligence. The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Ending Level of the Reference Asset. We cannot give you assurance that the performance of the Reference Asset will result in any positive return on your initial investment.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

Pursuant to the terms of a distribution agreement, Scotia Capital (USA) Inc., an affiliate of The Bank of Nova Scotia, will purchase the Securities from The Bank of Nova Scotia for distribution to other registered broker-dealers or will offer the Securities directly to investors.

Scotia Capital (USA) Inc. or one of our affiliates will purchase the aggregate Principal Amount of the Securities and as part of the distribution, will sell the Securities to WFS at a discount of $37.40 (3.74%) per $1,000 Principal Amount of the Securities.  WFS will provide selected dealers, which may include WFA, with a selling concession of $22.50 (2.25%) per $1,000 Principal Amount of the Securities, and WFA will receive a distribution expense fee of $0.75 (0.075%) per $1,000 Principal Amount of the Securities for Securities sold by WFA.

In addition, Scotia Capital (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the Securities. While the Underwriters may make markets in the Securities, they are under no obligation to do so and may discontinue any market-making activities at any time without notice. See the sections titled “Supplemental Plan of Distribution” in the accompanying prospectus supplement and product prospectus supplement.

The price at which you purchase the Securities includes costs that the Bank, the Underwriters or their affiliates expect to incur and profits that the Bank, the Underwriters or their affiliates expect to realize in connection with hedging activities related to the Securities, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the Securities.  As a result, you may experience an immediate and substantial decline in the market value of your Securities on the Original Issue Date.

Conflicts of Interest

Each of Scotia Capital (USA) Inc., and Scotia Capital Inc. is an affiliate of the Bank and, as such, has a ‘‘conflict of interest’’ in this offering within the meaning of FINRA Rule 5121. In addition, the Bank will receive the gross proceeds from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. Neither Scotia Capital (USA) Inc. nor Scotia Capital Inc. is permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

The Underwriters and their respective affiliates are full service financial institutions engaged in various activities,  which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities.  The Underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Bank, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the Underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Bank.  The Underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

THE BANK’S ESTIMATED VALUE OF THE SECURITIES

The Bank’s estimated value of the Securities set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Securities, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the Securities.  The Bank’s estimated value does not represent a minimum price at which the Bank would be willing to buy your Securities in any secondary market (if any exists) at any time.  The internal funding rate used in the determination of the Bank’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.  The discount is based on, among other things, our view of the funding value of the Securities as well as the higher issuance, operational and ongoing liability management costs of the Securities in comparison to those costs for our conventional fixed-rate debt.  For additional information, see “Additional Risk Factors—The Bank’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.”  The value of the derivative or derivatives underlying the economic terms of the Securities is derived from the Bank’s internal pricing model.  This model is dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments.  Accordingly, the Bank’s estimated value of the Securities is determined when the terms of the Securities were set based on market conditions and other relevant factors and assumptions existing at that time.  See “Additional Risk Factors—The Bank’s Estimated Value Does Not Represent Future Values of the Securities and May Differ from Others’ Estimates.”

The Bank’s estimated value of the Securities is lower than the Original Offering Price of the Securities because costs associated with selling, structuring and hedging the Securities are included in the Original Offering Price of the Securities.  These costs include the selling commissions paid to the Underwriters and other affiliated or unaffiliated dealers, the projected profits that we or our hedge provider expect to realize for assuming risks inherent in hedging our obligations under the Securities and the estimated cost of hedging our obligations under the Securities.  The profits also include an estimate of the difference between the amounts we or our hedge provider pay and receive in a hedging transaction with our affiliate and/or an affiliate of WFS in connection with your Securities.  We pay to such hedge provider amounts based on, but at a discount to, what we would pay to holders of a non-structured note with a similar maturity. In return for such payment, such hedge provider pays to us the amount we owe under the Securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss.  We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Securities.  See “Additional Risk Factors—The Bank’s Estimated Value of the Securities Is Lower Than the Original Offering Price of the Securities” in this pricing supplement.

ADDITIONAL INFORMATION ABOUT THE SECURITIES

Please read this information in conjunction with the summary terms on the front cover of this document.  Notwithstanding anything to the contrary in the accompanying product prospectus supplement for this Security, the amount you will receive at maturity will be the Redemption Amount at Maturity, defined and calculated as provided in this pricing supplement.

Additional Information About the Terminology Used in this Pricing Supplement

This pricing supplement uses certain terminology that differs from that used in the accompanying product prospectus supplement.  Please read this pricing supplement and the accompanying prospectus, prospectus supplement, and product prospectus supplement with the following mapping in mind.

“Security”	The accompanying product prospectus supplement refers to a Security as a “note”
“Original Offering Price”	The accompanying product prospectus supplement refers to the Original Offering Price as the “original issue price”
“Calculation Day”	The accompanying product prospectus supplement refers to a Calculation Day as a “valuation date”
“Capped Value”	The accompanying product prospectus supplement refers to the Capped Value as the “Maximum Redemption Amount”
“Starting Level”	The accompanying product prospectus supplement refers to the Starting Level as the “Initial Level”
“Ending Level”	The accompanying product prospectus supplement refers to the Ending Level as the “Final Level”
“Redemption Amount at Maturity”	The accompanying product prospectus supplement refers to the Redemption Amount at Maturity as the “payment at maturity”
“Threshold Level”	The accompanying product prospectus supplement refers to the Threshold Level as the “Buffer Level”
“Threshold Percentage”	The accompanying product prospectus supplement refers to the Threshold Percentage the a “Buffer Percentage”
“Sponsor”	The accompanying product prospectus supplement refers to the Sponsor as the “Index Sponsor”

EVENTS OF DEFAULT AND ACCELERATION

If the Securities have become immediately due and payable following an event of default (as defined in the accompanying prospectus) with respect to the Securities, the Calculation Agent will determine the default amount as described below.

Default Amount

The default amount for your Securities on any day (except as provided in the last sentence under “Default Quotation Period” below) will be an amount, in the specified currency for the principal of your Securities, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to your Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your Securities. That cost will equal:

•            the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•            the reasonable expenses, including reasonable attorneys’ fees, incurred by the trustees of your Securities in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for your Securities, described below, the trustees and/or the Bank may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two Business Days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due (the “due date”) and ending on the third Business Day after that day, unless:

•            no quotation of the kind referred to above is obtained, or

•            every quotation of that kind obtained is objected to within five Business Days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third Business Day after the first Business Day on which prompt notice of an objection is given as described above. If that quotation is objected to as described above within five Business Days after that first Business Day, however, the default quotation period will continue as described in the prior sentence and this sentence.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and that is, or whose notes are, rated either:

•            A-1 or higher by Standard & Poor’s Ratings Services, or any successor, or any other comparable rating then used by that rating agency, or

•            P-1 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

If the Securities have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the Securities.  For more information, see “Description of the Debt Securities We May Offer—Events of Default” beginning on page 27 of the accompanying prospectus.

TAX REDEMPTION

The Bank (or its successor) may redeem the Securities, in whole but not in part, at a redemption price determined by the Calculation Agent in a manner reasonably calculated to preserve your and our relative economic position, upon the giving of a notice as described below, if:

•                  as a result of any change (including any announced prospective change) in or amendment to the laws (or any regulations or rulings promulgated thereunder) of Canada (or the jurisdiction of organization of the successor to the Bank) or of any political subdivision or taxing authority thereof or therein affecting taxation, or any change in official position regarding the application or interpretation of such laws, regulations or rulings (including a holding by a court of competent jurisdiction), which change or amendment is announced or becomes effective on or after the Pricing Date (or, in the case of a successor to the Bank, after the date of succession), and which in the written opinion to the Bank (or its successor) of legal counsel of recognized standing has resulted or will result (assuming, in the case of any announced prospective change, that such announced change will become effective as of the date specified in such announcement and in the form announced) in the Bank (or its successor) becoming obligated to pay, on the next succeeding date on which a payment is due, additional amounts with respect to the Securities; or

•                  on or after the Pricing Date (or, in the case of a successor to the Bank, after the date of succession), any action has been taken by any taxing authority of, or any decision has been rendered by a court of competent jurisdiction in, Canada (or the jurisdiction of organization of the successor to the Bank) or any political subdivision or taxing authority thereof or therein, including any of those actions specified in the paragraph immediately above, whether or not such action was taken or decision was rendered with respect to the Bank (or its successor), or any change, amendment, application or interpretation shall be officially proposed, which, in any such case, in the written opinion to the Bank (or its successor) of legal counsel of recognized standing, will result (assuming, that such change, amendment or action is applied to the Securities by the taxing authority and that, in the case of any announced prospective change, that such announced change will become effective as of the date specified in such announcement and in the form announced) in the Bank (or its successor) becoming obligated to pay, on the next succeeding date on which a payment is due, additional amounts with respect to the Securities;

and, in any such case, the Bank (or its successor), in its business judgment, determines that such obligation cannot be avoided by the use of reasonable measures available to it (or its successor).

In the event the Bank elects to redeem the Securities, the Calculation Agent shall determine the redemption price in its discretion and deliver to the trustees a certificate, signed by an authorized officer, stating that the Bank is entitled to redeem such Securities pursuant to their terms in whole only.

The Bank will give notice of intention to redeem such Securities to holders of the Securities not more than 45 nor less than 30 days prior to the date fixed for redemption specifying, among other things, the date fixed for redemption, and on or promptly after the redemption date, it will give notice of the redemption price.

Other than as described above, the Securities are not redeemable prior to their maturity.

CANADIAN INCOME TAX CONSEQUENCES

The following is a summary of the principal Canadian federal income tax considerations generally applicable to a purchaser who acquires, as a beneficial owner, Securities, including entitlement to all payments thereunder, pursuant to this initial offering by the Bank made in connection with the original issuance of Securities and who, at all relevant times, for purposes of the application of the Income Tax Act (Canada) and the Income Tax Regulations (collectively, the “Act”) is not, and is not deemed to be, resident in Canada, deals at arm’s length with the Bank and any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of Securities, does not use or hold Securities in a business carried on in Canada, and is not a “specified non-resident shareholder” of the Bank for purposes of the Act or a non-resident person not dealing at arm’s length with a “specified shareholder” (as defined in subsection 18(5) of the Act) of the Bank  (a ‘‘Non-Resident Holder’’). Special rules, which are not discussed in this summary, may apply to a non-Canadian holder that is an insurer carrying on an insurance business in Canada and elsewhere.

This summary is based upon the current provisions of the Act and an understanding of the current administrative policies and assessing practices of the Canada Revenue Agency (the “CRA”) published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposals”) and assumes that all Proposals will be enacted in the form proposed. However, no assurances can be given that the Proposals will be enacted as proposed, or at all. This summary does not otherwise take into account any changes in law or administrative practices or assessing policies, whether by legislative, administrative or judicial action, nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may differ from those discussed herein.

This summary assumes that no interest paid on the Securities will be in respect of a debt or other obligation to pay an amount to a person with whom the Issuer does not deal at arm’s length, within the meaning of the Act.

This summary is of a general nature only and is not, and is not intended to be, legal or tax advice to any particular holder. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, prospective purchasers should consult their own tax advisors having regard to their own particular circumstances.

Interest paid or credited or deemed for purposes of the Act to be paid or credited on a Security (including any amount paid at maturity in excess of the Principal Amount and interest deemed to be paid on the Security in certain cases involving the assignment, deemed assignment or other transfer of a Security to the Bank or any other resident or deemed resident of Canada) to a Non-Resident Holder will not be subject to Canadian non-resident withholding tax unless any portion of such interest is contingent or dependent on the use of or production from property in Canada or is computed by reference to revenue, profit, cash flow, commodity price or any other similar criterion or by reference to dividends paid or payable to shareholders of any class of shares of the capital stock of a corporation (“Participating Debt Interest”) subject to certain exceptions. Based in part on the published administrative position of the CRA, no portion of the interest paid or credited or deemed to be paid or credited on a Security will be “Participating Debt Interest.”

No other Canadian federal taxes on income or gains will be payable by a Non-Resident Holder on interest or principal, or on proceeds received by a Non-Resident Holder on the disposition of a Security, including on a redemption, payment on maturity, repurchase or purchase for cancellation.

U.S. FEDERAL INCOME TAX CONSEQUENCES

General. The following is a general description of certain U.S. federal tax considerations relating to the Securities. Prospective purchasers of the Securities should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the U.S. of acquiring, holding and disposing of the Securities and receiving payments under the Securities. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.

This discussion applies to you only if you are the original investor in the Securities and you hold your Securities as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•                  a dealer in securities or currencies,

•                  a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•                  a financial institution or a bank,

•                  a regulated investment company or a real estate investment trust or a common trust fund,

•                  a life insurance company,

•                  a tax-exempt organization or an investor holding the Securities in a tax-advantaged account (such as an “Individual Retirement Account” or “Roth IRA”),

•                  a person that owns Securities as part of a straddle or a hedging or conversion transaction, or who has entered into a “constructive sale” with respect to a note for tax purposes, or

•                  a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

This discussion, other than the section entitled “Non-U.S. Holders” below, is applicable to you only if you are a U.S. holder. You are a U.S. holder if you are a beneficial owner of a note and you are: (i) a citizen or resident of the U.S., (ii) a domestic corporation, (iii) an estate whose income is subject to U.S. federal income tax regardless of its source, or (iv) a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.

If a partnership holds the Securities, or any entity treated as a partnership for U.S. federal income tax purposes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Securities should consult its tax advisor with regard to the U.S. federal income tax treatment of an investment in the Securities.

No statutory, judicial or administrative authority directly discusses how the Securities should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the Securities are uncertain. Accordingly, we urge you to consult your tax advisor as to the tax consequences of your investment in the Securities (and of having agreed to the required tax treatment of your Securities described below) and as to the application of state, local or other tax laws to your investment in your Securities and the possible effects of changes in federal or other tax laws.

Tax Treatment. Pursuant to the terms of the Securities, the Bank and you agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize your Securities as a pre-paid derivative contract with respect to the reference asset. If your Securities are so treated, then, subject to the constructive ownership rules discussed below, you should generally recognize gain or loss upon the sale, exchange, redemption or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities. Such recognized gain or loss should generally be long-term capital gain or loss if you have held your Securities for more than one year (otherwise such gain or loss will be short-term capital gain or loss if you have held your Securities for one year or less).The deductibility of capital losses is subject to limitations.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the

Securities, it is possible that your Securities could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Securities could differ materially from the treatment described above.

Possible Change in Law. The IRS has released a notice that may affect the taxation of holders of the Securities. According to Notice 2008-2, the IRS and the Treasury Department are actively considering whether a holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments.

In 2007, legislation was introduced in Congress that, if enacted, would have required holders of Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Securities.

The House Ways and Means Committee has released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the Securities to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect Securities that were issued before the date that such legislation or guidance is issued. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your Securities.

Medicare Tax on Net Investment Income.  U.S. holders that are individuals or estates and certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain with respect to the Securities, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return, or the dollar amount at which the highest tax bracket begins for an estate or trust (which, in 2017, is $12,500). The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their advisors with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their Securities if they do not hold their Securities in an account maintained by a financial institution and the aggregate value of their Securities and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds $50,000.  Significant penalties can apply if a U.S. holder is required to disclose its Securities and fails to do so.

Treasury Regulations Requiring Disclosure of Reportable Transactions. Treasury regulations require U.S. taxpayers to report certain transactions (“Reportable Transactions”) on IRS Form 8886. An investment in the Securities or a sale of the Securities should generally not be treated as a Reportable Transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause your investment in the Securities or a sale of the Securities to be treated as a Reportable Transaction. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of Securities.

Backup Withholding and Information Reporting. The proceeds received from a sale, exchange, redemption or maturity of the Securities will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

Non-U.S. Holders. This section applies only if you are a non-U.S. holder. For these purposes, you are a non-U.S. holder if you are the beneficial owner of the Securities and are, for U.S. federal income tax purposes:

•                  a non-resident alien individual;

•                  a foreign corporation; or

•                  an estate or trust that, in either case, is not subject to U.S. federal income tax on a net income basis on income or   gain from the Securities.

If you are a non-U.S. holder, you should generally not be subject to the generally applicable information reporting and backup withholding requirements with respect to payments on your Securities if you comply with certain certification and identification requirements as to your foreign status including providing us (and/or the applicable withholding agent) a properly executed and fully completed applicable IRS Form W-8. Subject to Section 897 and Section 871(m) of the Code, discussed below, gain from the sale, exchange or redemption of the Securities or settlement at maturity generally will not be subject to U.S. tax unless such gain is effectively connected with a trade or business conducted by you in the U.S. or unless you are a non-resident alien individual and are present in the U.S. for 183 days or more during the taxable year of such sale, exchange or settlement and certain other conditions are satisfied.

We will not attempt to ascertain whether the issuer of any Reference Asset Constituent Stock would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. If an issuer of any Reference Asset Constituent Stock or the Securities were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain realized by a non-U.S. holder in respect of the Securities upon a sale, exchange, early redemption or other taxable disposition (including cash settlement) of the Securities to U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of any Reference Asset Constituent Stock for their Securities as a United States real property holding corporation or the Securities as United States real property interests.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities.  The withholding tax can apply even if the instrument does not provide for payments that reference dividends.  Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid  on all other specified equity-linked instruments issued after 2017.

Based on our determination that the Securities are not “delta-one” with respect to the Reference Asset or any U.S. Reference Asset Constituent Stock our counsel is of the opinion that the Securities should not be delta one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) will depend on our determinations made upon issuance of the Securities. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after issuance, it is possible that your Securities could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the Reference Asset, Reference Asset Constituent Stocks or your Securities, and following such occurrence your Securities could be treated as delta one specified equity-linked instruments that are subject to withholding on dividend equivalents.  It is also possible that withholding tax or other tax under Section 871(m) could apply to the Securities under these rules if a non-U.S. holder enters, or has entered, into certain other transactions in respect of the Reference Asset, Reference Asset Constituent Stocks or the Securities.  A non-U.S. holder that enters, or has entered, into other transactions in respect of the Reference Asset, Reference Asset Constituent Stocks or the Securities should consult its tax advisor regarding the application of Section 871(m) to its Securities in the context of its other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Securities, you are urged to consult your tax advisor regarding the potential application of Section 871(m) and the 30% withholding tax to an investment in the Securities.

Both U.S. and non-U.S. holders should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Securities, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction (including that of BNS).

VALIDITY OF THE SECURITIES

In the opinion of Cadwalader, Wickersham & Taft LLP, as special counsel to the issuer, when the Securities offered by this pricing supplement have been executed and issued by the issuer and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the Securities will be valid and binding obligations of the issuer, enforceable against the issuer in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).  This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Canadian law, Cadwalader, Wickersham & Taft LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by Osler, Hoskin & Harcourt LLP, Canadian legal counsel for the issuer, in its opinion expressed below.  In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the Securities, authentication of the Securities and the genuineness of signatures and certain factual matters, all as stated in the opinion of Cadwalader, Wickersham & Taft LLP dated January 18, 2017 filed with the Securities and Exchange Commission as Exhibit 5.3 to the Registration Statement on Form F-3 on January 18, 2017.

In the opinion of Osler, Hoskin & Harcourt LLP, the issue and sale of the Securities has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the Securities have been duly executed, authenticated and issued in accordance with the Indenture, the Securities will be validly issued and, to the extent validity of the Securities is a matter governed by the laws of the Province of Ontario, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to the following limitations (i) the enforceability of the Indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement or winding-up laws or other similar laws affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the Indenture may be limited by equitable principles, including the principle that equitable remedies such as specific performance and injunction may only be granted in the discretion of a court of competent jurisdiction; (iii) pursuant to the Currency Act (Canada) a judgment by a Canadian court must be awarded in Canadian currency and that such judgment may be based on a rate of exchange in existence on a day other than the day of payment; and (iv) the enforceability of the Indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the Indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Province of Ontario and the federal laws of Canada applicable thereto. In addition, this opinion is subject to customary assumptions about the Trustees’ authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated January 18, 2017, which has been filed as Exhibit 5.2 to the Bank’s Form F-3 filed with the SEC on January 18, 2017.